                                                                    EXHIBIT 99.2

      PORTIONS OF SCHEDULE 14A -- INFORMATION REQUIRED IN PROXY STATEMENT
       INCORPORATED BY REFERENCE INTO THE 1993 SEAGULL ENERGY CORPORATION
                           ANNUAL REPORT ON FORM 10-K

                                     INDEX

                                                                                      PAGE
                                                                                      -----
PRINCIPAL SHAREHOLDERS...............................................................    22
PROPOSAL 1 -- ELECTION OF DIRECTORS..................................................    23
  Security Ownership of Directors and Management.....................................    25
  Directors' Meetings and Committees of the Board of Directors.......................    26
  Compensation of Directors..........................................................    26
  Certain Transactions and Other Matters.............................................    27
EXECUTIVE COMPENSATION...............................................................    29
  Summary Compensation Table.........................................................    29
  Compensation Arrangements..........................................................    29
  Option Exercises and Fiscal Year-End Values........................................    30
  Option Grants......................................................................    30
  Executive Supplemental Retirement Plan.............................................    34
  ENSTAR Natural Gas Company Retirement Plan.........................................    35

                             PRINCIPAL SHAREHOLDERS

     To the knowledge of the management of the Company and based upon filings with the Securities and Exchange Commission (the "SEC"), the only persons who may be deemed to own beneficially more than 5% of the outstanding Seagull Common Stock (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as of February 28, 1994, are named in the following table:

                            NAME AND ADDRESS                      NUMBER       PERCENT
                          OF BENEFICIAL OWNER                    OF SHARES     OF CLASS
                          -------------------                    ---------     --------
        The Equitable Companies Incorporated(1)................. 3,399,600       9.4%
        787 Seventh Avenue
        New York, NY 10019

        FMR Corp.(2)............................................ 2,891,574       8.0%
        82 Devonshire Street
        Boston, MA 02109

        RCM Capital Management(3)............................... 2,442,800       6.7%
        Four Embarcadero Center, Suite 2900
        San Francisco, CA 94111

- - ---------------

(1) According to information provided to the Company by The Equitable Companies Incorporated, The Equitable Companies Incorporated and their subsidiaries and certain affiliates (collectively, the "Equitable Entities") beneficially own in the aggregate the shares of Seagull Common Stock indicated above. Except as described below the Equitable Entity holding such shares has sole voting and disposition power with respect to the shares respectively owned by such entity. Alliance Capital Management, L.P. has sole dispositive power with respect to the 3,369,300 shares that it beneficially owns, but has sole voting power with respect to only 2,794,000 shares, shared voting power with respect to 53,800 shares and no voting power with respect to the remaining 521,500 shares.

(2) According to information furnished by FMR Corp., 2,891,574 shares (8.0%) are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Beneficial ownership by Fidelity Management & Research Company arises as a result of its acting as investment adviser to the Fidelity Magellan Fund, an investment company registered under Section 8 of the Investment Company Act of 1940 (the "Fund"). The Fund had beneficial ownership of all 2,891,574 shares. Edward C. Johnson 3d, Chairman of FMR Corp., owns 34.0% of the outstanding voting common stock of FMR Corp. Various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. These Johnson family members, through their ownership of voting common stock, form a controlling group with respect to FMR Corp. FMR Corp., through its control of Fidelity Management & Research Company, and the Fund each has sole power to dispose of the 2,891,574 shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Board of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fund's Board of Trustees.

(3) According to information furnished by RCM Capital Management
    ("RCM"), RCM is an investment adviser and in such capacity may have discretionary authority to dispose of or to vote securities that are under its management, and as a result may be deemed to have beneficial ownership of such securities. RCM Limited L.P. ("RCM Limited") is the General Partner of RCM and RCM General Corporation ("RCM General") is the General Partner of RCM Limited. RCM General and RCM Limited may be deemed to have beneficial ownership of shares as to which RCM is deemed to have beneficial ownership. RCM had sole dispositive power with respect to 2,402,800 of the shares set forth above, shared dispositive power with respect to 40,000 of the shares set forth above, sole voting power with respect to 1,914,450 of such shares and no voting power with respect to 528,350 of such shares. RCM serves as investment manager for the RCM Growth Equity Fund and the RCM Small Cap Fund, two series of the RCM Capital Funds, Inc. (the "RCM Funds"). As of December 31, 1993, the RCM Funds held 601,500 shares of Seagull Common Stock (which shares are included in the shares as to which RCM is deemed to have beneficial ownership). All of these shares were held by the RCM Growth Equity Fund.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Four directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of the Company's Annual Meetings of Shareholders in 1996, 1994 and 1995. Peter J. Fluor, Barry J. Galt, Dean P. Guerin and Robert W. Shower have been nominated to serve in Class II and, if elected, will serve until the Company's 1997 Annual Meeting of Shareholders and until their respective successors shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The remaining eight directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 1995 or 1996. A plurality of the votes cast in person or by proxy by the holders of Seagull Common Stock is required to elect a director. Accordingly, under Texas law and the Company's Articles of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Shareholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages and principal occupations of the nominees and directors, other directorships in certain companies held by them and the length of continuous service as a director of the Company:

     NOMINEES                                                                            DIRECTOR
   AND DIRECTORS               PRINCIPAL OCCUPATION AND DIRECTORSHIPS            AGE      SINCE
   -------------               --------------------------------------            ---     --------
CLASS II NOMINEES

Peter J. Fluor         President, Texas Crude Energy, Inc. (independent oil      46        1980
                       and gas company); Director, Fluor Corporation

Barry J. Galt          Chairman of the Board, President and Chief Executive      60        1983
                       Officer of the Company; Director, Standard Insurance
                       Company and Trinity Industries, Inc.

Dean P. Guerin         Chairman, President and Chief Executive Officer,          72        1982
                       Berry-Barnett Food Distribution Co., Inc. (wholesale
                       grocery); Director, Lone Star Technologies and Trinity
                       Industries, Inc.

Robert W. Shower       Executive Vice President and Chief Financial Officer      56        1992
                       of the Company; Director, Lear Seating Corporation

CLASS I DIRECTORS

John B. Brock          Chief Executive Officer, President and Director,          61        1980
                       United Meridian Corporation (oil and gas exploration
                       and production); Director, Southwest Bank of Texas

John W. Elias          Executive Vice President of the Company                   53        1993

Sam F. Segnar          Retired Chairman of the Board and Chief Executive         66        1986
                       Officer, Enron Corp.; Director, MAPCO, Inc., Hartmarx
                       Corporation, Textron, Inc. and Gulf States Utilities
                       Company

George M. Sullivan     Retired Chairman of the Board, Alaska Railroad            72        1989
                       Corporation

CLASS III DIRECTORS

J. Evans Attwell       Attorney, Vinson & Elkins L.L.P.; Director, American      63        1974
                       General Corporation, First City Bancorporation of
                       Texas, Inc. and Galveston-Houston Company

                                             (Table continued on following page)

     NOMINEES                                                                            DIRECTOR
   AND DIRECTORS               PRINCIPAL OCCUPATION AND DIRECTORSHIPS            AGE      SINCE
   -------------               --------------------------------------            ---     --------
William R. Grant       Chairman, Galen Associates (venture capital health        69        1986
                       care); Director, Allergan, Inc., Fluor Corporation,
                       New York Life Insurance Company, SmithKline Beecham,
                       p.l.c. and Witco Corporation

Richard M. Morrow      Retired Chairman of the Board and Chief Executive         68        1992
                       Officer, Amoco Corporation; Director, First Chicago
                       Corporation, The First National Bank of Chicago, R.R.
                       Donnelley and Sons Company, Potlatch Corporation,
                       Westinghouse Electric Corporation and Marsh & McLennan
                       Companies, Inc.

Dee S. Osborne         President, Finial Investment Corporation                  63        1983
                       (investments); Director, General Atlantic Resources,
                       Inc. and EOTT Energy Corp. (the general partner of
                       EOTT Energy Partners, L.P.); and Chairman and
                       Director, People's Choice TV of Houston, Inc.

     Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Mr. Guerin served as Chairman of the Board of Eppler, Guerin & Turner, Inc. (an investment banking firm) from 1951 until his retirement in December 1987. He was named to his present position in June 1990.

     Mr. Shower served for 22 years with the Williams Companies, most recently as Executive Vice President, Finance and Administration and a director until 1986. He served as a Managing Director, Corporate Finance, for Lehman Brothers Inc. (formerly Shearson Lehman Hutton) from 1986 to 1990. He served as Vice President and Chief Financial Officer with AmeriServ Food Company from 1990 to 1991. He served as Senior Vice President, Corporate Development for Albert Fisher, Inc. from 1991 to 1992. Mr. Shower joined the Company as Senior Vice President and Chief Financial Officer in March 1992. He was named to his present position in December 1993.

     Mr. Brock served as Chief Executive Officer, President and a director of Ensource Inc. from January 1986 to October 1989, at which time Ensource, Inc. was merged into its parent company, United Meridian Corporation. He served as President, Chief Operating Officer and a director from October 1989 to February 1992. Mr. Brock was named to his present position in February 1992.

     Mr. Elias served for 30 years with Amoco Production Company and its parent, Amoco Corporation, in a variety of operational and management positions. Most recently, he served as Group Vice President of Worldwide Natural Gas for Amoco Production from November 1988 to January 1993. Mr. Elias was elected to his present position with the Company in March 1993.

     Mr. Segnar served as Chairman of the Board and Chief Executive Officer of HNG/InterNorth, Inc. (now Enron Corp.) from 1984 until his retirement in early 1986. He served as Chairman of the Board of Vista Chemical, Inc. from October 1986 to October 1988 and as Chairman of the Board of Collecting Bank, National Association from April 1988 to February 1993.

     Mr. Sullivan served as legislative liaison for the Governor of Alaska during 1987 and as Chairman of the Board, Alaska Railroad Corporation from August 1988 until his retirement in January 1991.

     Mr. Grant served as Chairman of New York Life International Investment, Inc. from August 1987 to April 1989. Mr. Grant was named to his present position in May 1989.

     Mr. Morrow served as Chairman of the Board and Chief Executive Officer of Amoco Corporation from September 1983 until his retirement in February 1991.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

                                                                       SEAGULL COMMON STOCK
                                                                       BENEFICIALLY OWNED(1)
                                                                     -------------------------
                                                                                         PERCENT
                                                                      NUMBER                OF
                                                                     OF SHARES            CLASS
                                                                     ---------            - ---
NONEMPLOYEE DIRECTORS
  J. Evans Attwell.................................................     31,200(2)            *
  John B. Brock....................................................     76,572(2)(3)         *
  Peter J. Fluor...................................................     27,198(2)(4)         *
  William R. Grant.................................................      2,800(2)            *
  Dean P. Guerin...................................................     41,200(2)            *
  Richard M. Morrow................................................      7,200(2)            *
  Dee S. Osborne...................................................     48,000(2)            *
  Sam F. Segnar....................................................      2,600(2)            *
  George M. Sullivan...............................................      2,200(2)            *

EXECUTIVE OFFICERS
  Barry J. Galt....................................................    548,321(2)(5)(6)    1.6%
  John W. Elias....................................................      7,112(2)(6)         *
  Robert W. Shower.................................................     38,460(2)(5)(6)      *
  Richard F. Barnes................................................     45,820(2)            *
  Thomas P. McConn.................................................     64,635(2)(5)(6)      *

DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (18 PERSONS)...........  1,042,151(7)          2.8

- - ---------------
*    Less than 1%.

(1) Unless otherwise indicated, beneficial owners have sole voting and investment power with respect to the shares listed. Amounts shown are as of April 4, 1994, except for amounts held by the trustee of the Company's Thrift Plan and Employee Stock Ownership Plan, which are as of
     December 31, 1993.

(2) Includes 517,020 shares that the nonemployee directors and the above named executive officers have a right to purchase within 60 days pursuant to stock options ("Options") granted under the Company's stock option plans as follows: each nonemployee director -- 1,200, Mr. Galt -- 380,400, Mr.
     Elias -- 6,666, Mr. Shower -- 36,000, Mr. Barnes -- 35,820 and Mr.
     McConn -- 54,000. Prior to exercising these Options, the officers will have no voting or investment power with respect to said shares.

(3) Includes 51,372 shares held directly by family members for which Mr. Brock disclaims any power to vote or dispose of or have direct disposition.

(4) Includes 8,000 shares held by certain trusts with respect to which Mr. Fluor is the sole trustee but for which he disclaims any beneficial ownership.

(5) Includes 19,786 shares held by the trustee of the Company's Thrift Plan for which the above named executive officers have sole voting power and no investment power. Shares held are as follows: Mr. Galt -- 12,395, Mr. Shower -- 1,164 and Mr. McConn -- 6,227.

(6) Includes 11,676 shares held by the trustee of the Company's Employee Stock Ownership Plan for which the above named executive officers have sole voting power and no investment power. Shares held are as follows: Mr.
     Galt -- 5,526, Mr. Elias -- 446, Mr. Shower -- 1,296 and Mr.
     McConn -- 4,408.

(7) Includes 58,135 shares held for directors and executive officers as a group in the Company's Thrift Plan and Employee Stock Ownership Plan for which such persons have sole voting power and no investment power. Also, includes 594,046 shares for directors and executive officers as a group that said persons have the right to purchase within 60 days pursuant to Options granted under the Company's stock option plans. Prior to exercising these Options, said persons will have no voting or investment power with respect to said shares.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 14 meetings during 1993. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such director served.

     The Company has the following standing committees:

          Audit Committee. The Audit Committee, which currently consists of Messrs. Grant, Guerin, Morrow and Segnar, met three times during 1993. Its principal functions are to confirm the existence of effective accounting and internal control systems and to oversee the entire audit function, both independent and internal.

        Compensation Committee. The Compensation Committee, which currently consists of Messrs. Brock, Fluor and Osborne, met nine times during 1993. Its principal functions are to study, advise and consult with the Company's management respecting the compensation of officers and other key employees of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

          Executive Committee. The Executive Committee, which currently consists of Messrs. Attwell, Brock, Galt, Osborne and Segnar, met two times during 1993. Its principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

          Nominating Committee. The Nominating Committee, which currently consists of Messrs. Attwell, Grant, Morrow and Sullivan, met two times during 1993. Its principal function is to make proposals to the full Board of Directors for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating Committee will consider suggestions from any source, including shareholders, regarding possible candidates for director. No procedure has yet been established for the consideration of nominees recommended by shareholders.

COMPENSATION OF DIRECTORS

     During 1993, each director of the Company who is not a full-time employee was paid an annual director's fee of $20,000 per year plus $1,000 for each meeting of the Board of Directors attended. Audit, Executive, Compensation and Nominating Committee outside members are paid $750 for each committee meeting attended. Each outside committee chairman receives an additional $1,000 per year. In addition, a nonemployee director who attends a meeting of a committee of which he is not a member is entitled to an attendance fee of $750.

     Stock Options. The Company has a Nonemployee Directors Stock Option Plan (the "Directors Option Plan") which was approved at the 1993 annual meeting of shareholders (the "1993 Annual Meeting"). The Company utilizes stock options in order to award and retain highly-qualified independent directors, and to allow them to develop a sense of proprietorship and personal involvement in the development and financial success of the Company.

     The Directors Option Plan provides for the grant of options to acquire Seagull Common Stock to each director who is not and never has been an employee of the Company (an "Eligible Director"). On the date of the 1993 Annual Meeting, each Eligible Director received an option to purchase 6,000 shares of Seagull Common Stock at an exercise price equal to the fair market value of the Seagull Common Stock on the date of grant. In addition, each Eligible Director who is elected or appointed to the Board of Directors for the first time will receive on the date of such director's election or appointment an option to purchase 6,000 shares of Seagull Common Stock at an exercise price equal to the fair market value of the Seagull Common Stock on the date of grant.

     On the date of any Annual Meeting of Shareholders prior to the termination of the Directors Option Plan, each Eligible Director who is continuing in office will automatically receive an option to purchase an additional 6,000 shares of Seagull Common Stock at an exercise price equal to the fair market value of the Seagull Common Stock on the date of grant. All outstanding options have terms of ten years and vest 20% per year over the initial five years of their terms.

     Deferred Fee Plan. The Company has an Outside Directors Deferred Fee Plan (the "Deferred Fee Plan"), a non-qualified plan, which was amended and restated effective May 1, 1991. The Deferred Fee Plan requires the automatic deferral of one-half of the annual retainer fee for all directors who are not employees of the Company ("Outside Directors"). In addition, Outside Directors may elect to defer all or a portion of their remaining directors' fees under the Deferred Fee Plan. Amounts automatically deferred under the Deferred Fee Plan are credited based upon "phantom stock" units, which have the same value as Seagull Common Stock, which increase or decrease in value to the full extent of any increase or decrease in the value of Seagull Common Stock and which receive credit for any cash or stock dividends paid with respect to Seagull Common Stock. With respect to fees deferred by Outside Directors prior to January 1, 1991, or fees deferred in excess of the one-half automatic deferral, Outside Directors are permitted to make quarterly elections regarding the method of income crediting for these deferrals, which may be credited either based upon "phantom stock" units or with interest equivalents based upon the prime rate of interest as published in The Wall Street Journal on the last day of the quarter, plus a bonus rate of interest of up to 2% depending on the number of years the Outside Director has served on the Board. All "phantom stock" units credited to Outside Directors' accounts must remain so credited until distribution or, if distribution is to be in a form other than lump sum, the effective date of a final income crediting election made after Board of Directors membership has ceased. Subject to certain restrictions, Outside Directors may elect the timing and mode of their distributions from the Deferred Fee Plan, except on the occurrence of events such as death, plan termination or change of control. Distributions under the Deferred Fee Plan can be made only in cash. Benefits under the Deferred Fee Plan constitute unfunded, unsecured obligations of the Company. As of April 4, 1994 all Outside Directors were participants in the Deferred Fee Plan. If the ENSTAR Alaska Stock Proposal is approved by the shareholders and implemented, the Company currently intends to amend the Deferred Fee Plan to allow Outside Directors to elect to have a portion of their deferred fees credited based on "phantom stock" units, which will be designed to have the same value and the same dividend and liquidation characteristics as the ENSTAR Alaska Stock.

     The following table sets forth Seagull Common Stock "phantom stock" units credited to each participant's account during 1993 and total units credited as of April 4, 1994:

                                                                    SEAGULL COMMON STOCK
                                                                     PHANTOM STOCK UNITS
                                                                          CREDITED
                                                                 ---------------------------
                                                                 IN FISCAL      AS OF APRIL
                                                                   1993           4, 1994
                                                                 ---------     -------------
        J. Evans Attwell.......................................    1,652           24,509
        John B. Brock..........................................    1,583           14,577
        Peter J. Fluor.........................................    1,613           21,677
        William R. Grant.......................................    1,404           15,993
        Dean P. Guerin.........................................    1,510           17,206
        Richard M. Morrow......................................    1,434            3,529
        Dee S. Osborne.........................................    1,568           20,762
        Sam F. Segnar..........................................      382            1,732
        George M. Sullivan.....................................      747            2,170

CERTAIN TRANSACTIONS AND OTHER MATTERS

     The Company's Thrift Plan invests in three different mutual funds (the "Fidelity Funds") affiliated with FMR Corp. (a beneficial owner of more than 5% of the outstanding Seagull Common Stock; see "Principal Shareholders"). However, the amount of money invested in those Fidelity Funds depends upon elections made by the Company's employee participants in the Thrift Plan. The Company believes that the Thrift Plan invests on the same basis in terms of rates and fees as are offered generally to similar employee investment vehicles. As of January 31, 1994, the aggregate amount of funds invested by the Thrift Plan in these funds was $9.2 million.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an Equitable Entity has acted as an underwriter for various equity and debt offerings conducted by the Company. In February 1993, DLJ acted as an underwriter in the Company's public offering of 10,120,000 shares of Seagull Common Stock, in consideration for underwriting discounts and commissions of $839,602, together with reimbursements for certain out-of-pocket expenses. In July 1993, DLJ acted as an underwriter in the Company's public offering of an aggregate of $250 million of senior and senior subordinated debentures, in consideration for underwriting discounts and commissions of $900,000, together with reimbursements for certain out-of-pocket expenses. The consideration paid to DLJ in these securities offerings was comparable to the commissions and discounts for the other investment banking firms in these transactions that were not affiliated with the Equitable Entities. See "Principal Shareholders."

     During 1993, the Company retained the law firm of Moyers, Martin, Santee, Imel & Tetrick ("Moyers, Martin"), of Tulsa, Oklahoma, with respect to matters of Oklahoma law. Moyers, Martin has been retained to perform similar services with respect to matters of Oklahoma law in 1994. Mr. D. Stanley Tacker, Mr. Galt's son-in-law, is a partner in Moyers, Martin. Mr. Galt is Chairman, President and Chief Executive Officer of the Company.

     Pursuant to the requirements of Section 16(a) of the Exchange Act, Janice
K. Hartrick, Chief Counsel and Vice President, Environmental Affairs of the Company, filed a report of change in beneficial ownership on Form 4 with the SEC during February 1994. However, because the sale to which the Form 4 related occurred during September 1993, Ms. Hartrick's filing was not timely made. Ms. Hartrick has advised the Company that she has made all other Section 16(a) filings during 1993 on a timely basis.

  Compensation Committee Interlocks and Insider Participation

     J. Evans Attwell, a director of the Company, served as a member of the Compensation Committee during 1993 until May 11, 1993, the date of the 1993 Annual Meeting of Shareholders, at which time his term expired. During 1993, the Company retained the law firm of Vinson & Elkins L.L.P., of which Mr. Attwell is an attorney, to perform various legal services for the Company. Vinson & Elkins L.L.P. has been retained to perform similar services in 1994.

     During August 1993, the Company sold a 50% interest in Brazos Block 514 to UMC Petroleum Corporation, a subsidiary of United Meridan Corporation ("UMC"), for $96,768, which was equal to 50% of the $176,256 bonus and rental payment made by the Company for its original 100% interest. The foregoing transaction was on terms consistent with general industry terms. John B. Brock, a director of the Company and a member of the Compensation Committee, is Chief Executive Officer, President and Director of UMC.

                             EXECUTIVE COMPENSATION

     The following table sets forth annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1991, 1992 and 1993, of those persons who were, at December 31, 1993, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                                                                  --------------
                                                                                                      AWARDS
                                                              ANNUAL COMPENSATION                 --------------
                                                   ------------------------------------------       SECURITIES
                                                                                 OTHER ANNUAL       UNDERLYING        ALL OTHER
             NAME & PRINCIPAL                                                    COMPENSATION     OPTIONS/(SARS)     COMPENSATION
                 POSITION                   YEAR   SALARY($)     BONUS($)(1)      ($)(2)(3)         (SHS.)(4)         ($)(2)(5)
             ----------------               ----   ---------     -----------     ------------     --------------     ------------
Barry J. Galt.............................  1993   $ 465,000      $ 298,000        $      0           100,000          $ 31,155
  Chairman of the Board, President          1992   $ 440,000      $ 440,000        $      0           150,000          $ 75,913
  and Chief Executive Officer               1991   $ 410,000      $ 140,000                                 0
John W. Elias.............................  1993   $ 187,500(6)   $  80,000        $110,431(7)        100,000          $ 11,250
  Executive Vice President
Robert W. Shower..........................  1993   $ 204,000      $  86,000        $      0            30,000          $ 12,240
  Executive Vice President                  1992   $ 149,205(8)   $  95,730        $ 85,637(9)         90,000          $ 23,951
  and Chief Financial Officer
Richard F. Barnes.........................  1993   $ 222,000      $  17,500        $      0            16,000          $ 13,413
  President, ENSTAR                         1992   $ 210,000      $  30,000        $      0            25,000          $ 13,800
  Natural Gas Company                       1991   $ 185,000      $  20,000                                 0
Thomas P. McConn..........................  1993   $ 204,000      $  84,000        $      0            24,000          $ 12,240
  President, Seagull                        1992   $ 184,000      $ 107,560        $      0            40,000          $ 30,381
  Energy E&P Inc.                           1991   $ 168,000      $  32,000                                 0

- - ---------------
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred under the Executive Incentive Plan for the respective fiscal years.

(2) The rules of the SEC permit a phase in, beginning in 1992, for the disclosures under the headings "Other Annual Compensation" and "All Other Compensation."

(3) No amounts are included for perquisites and personal benefits unless they exceed the lesser of $50,000 or 10% of annual salary and bonus.

(4)  No grants of stock appreciation rights have been made.

(5) Amounts reported under "All Other Compensation" represent contributions by the Company to defined contribution plans.

(6)  Mr. Elias joined the Company as an employee on March 8, 1993.

(7) Includes a one-time payment of $100,000 given at the time of Mr. Elias's employment in lieu of reimbursement for relocation expenses.

(8)  Mr. Shower joined the Company as an employee on March 9, 1992.

(9) Includes a one-time payment of $75,000 given at the time of Mr. Shower's employment in lieu of reimbursement for relocation expenses.

COMPENSATION ARRANGEMENTS

     Mr. Galt has an employment agreement which had an initial term of three years. This term is extended an additional year on December 31 of each year that Mr. Galt remains an employee of the Company, with the result that the remaining term of the employment agreement is not less than two years nor more than three years at any given time. If, however, the Company terminates Mr. Galt's employment because of gross negligence or willful misconduct in the performance of his duties, the employment agreement will terminate immediately. Similarly, if Mr. Galt terminates his employment voluntarily other than in connection with a "change in control" of the Company or other than because he is not re-elected to his current positions (including as a director) or is assigned materially inconsistent duties, the employment agreement will terminate. Mr. Galt's current annual salary under his employment agreement is $496,000.

     During the term of his employment, Mr. Galt will also receive the use of an automobile, various club memberships and certain other personal and business related benefits. Mr. Galt also had an outstanding loan from the Company made in connection with his purchase of his principal residence in Houston, Texas. During 1993, the highest balance on the loan, which accrued interest at 6% per annum, was $200,000. Mr. Galt made a regularly scheduled principal payment of $25,000 during 1993, and the remaining principal balance of $175,000 was paid in full on August 27, 1993.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following is information with respect to the unexercised options to purchase Seagull Common Stock under the Company's stock option plans granted to the Named Officers and held by them at December 31, 1993.

                                                                           NUMBER OF                  VALUE OF UNEXERCISED
                                                                     SECURITIES UNDERLYING                IN-THE-MONEY
                                                                    UNEXERCISED OPTIONS/SARS              OPTIONS/SARS
                                   SHARES                          AT DECEMBER 31, 1993(SHS.)      AT DECEMBER 31, 1993($)(1)
                                 ACQUIRED ON         VALUE        ----------------------------    ----------------------------
             NAME              EXERCISE (SHS.)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
             ----              ---------------    ------------    -----------    -------------    -----------    -------------
Barry J. Galt..................     173,740        $4,436,229       350,400         289,600       $5,658,525      $ 2,405,100
John W. Elias..................           0        $        0             0         100,000       $        0      $         0
Robert W. Shower...............           0        $        0        18,000         102,000       $  241,875      $   967,500
Richard F. Barnes..............           0        $        0        40,820          45,200       $  641,994      $   385,950
Thomas P. McConn...............           0        $        0        46,000          71,000       $  647,250      $   606,813

- - ---------------

(1) Value based on the closing price on the NYSE Composite Tape for the Seagull Common Stock on December 31, 1993 ($25.375).

OPTION GRANTS

     The following is information with respect to grants of Options in fiscal 1993 pursuant to the Company's stock option plans to the Named Officers reflected in the Summary Compensation Table on page 29. No stock appreciation rights were granted under those plans in fiscal 1993.

                                                                                                        POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
                                                  -----------------                                        ANNUAL RATE OF
                                 NUMBER OF           % OF TOTAL                                             STOCK PRICE
                                SECURITIES          OPTIONS/SARS                                            APPRECIATION
                                UNDERLYING           GRANTED TO          EXERCISE                        FOR OPTION TERM(2)
                               OPTIONS/SARS         EMPLOYEES IN          OR BASE       EXPIRATION    ------------------------
            NAME             GRANTED (SHS.)(1)       FISCAL 1993       PRICE ($/SH.)       DATE           5%           10%
            ----             -----------------    -----------------    -------------    ----------    ----------    ----------
Barry J. Galt................      100,000               18%              $26.375       5/11/2003     $1,658,710    $4,203,496
John W. Elias................      100,000               18%              $26.375       5/11/2003     $1,658,710    $4,203,496
Robert W. Shower.............       30,000                5%              $26.375       5/11/2003     $  497,613    $1,261,049
Richard F. Barnes............       16,000                3%              $26.375       5/11/2003     $  265,394    $  672,559
Thomas P. McConn.............       24,000                4%              $26.375       5/11/2003     $  398,090    $1,008,839

- - ---------------

(1) Options were granted to the Named Officers on May 11, 1993. The exercise price per share is equal to the closing price of the Seagull Common Stock on the NYSE Composite Tape on the date of grant. Options granted vest incrementally in three years beginning three years from the date of grant and will not begin to become exercisable until May 11, 1996, except for options granted to Mr. Elias, which vest at a rate of 20% per year beginning one year from the date of grant. If a "change of control" were to occur, vesting of all outstanding Options is subject to acceleration by the Compensation Committee, so that such Options could be exercisable for a period of time determined by the Compensation Committee of the Board of Directors.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of Options assuming that the market price of the Seagull Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates of return prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Seagull Common Stock.

                           SEAGULL ENERGY CORPORATION

                           COMPARATIVE TOTAL RETURNS
                         DECEMBER 1988 -- DECEMBER 1993

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG SEAGULL ENERGY CORPORATION, S&P 500 INDEX AND PEER GROUP**

MEASUREMENT PERIOD
(FISCAL YEAR COVERED)            SEAGULL CORP.      S&P 500       PEER GROUP
12/31/88                            100.00          100.00          100.00
12/31/89                            148.00          132.00          153.00
12/31/90                            196.00          127.00          126.00
12/31/91                            161.00          166.00          114.00
12/31/92                            202.00          179.00          132.00
12/31/93                            330.00          197.00          158.00

                                        12/31/88    12/31/89    12/31/90    12/31/91    12/31/92    12/31/93
                                        --------------------------------------------------------------------
         Seagull Energy Corporation      $  100      $  148      $  196      $  161      $  202      $  330
         S&P 500 Index                   $  100      $  132      $  127      $  166      $  179      $  197
         Peer Group                      $  100      $  153      $  126      $  114      $  132      $  158

Assumes $100 invested on December 31, 1988 in Seagull Common Stock, S&P 500 Index and the Peer Group.
 * Total Return assumes the reinvestment of dividends.
** Fiscal year ending December 31.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has an Executive Supplemental Retirement Plan (the "Retirement Plan") in which Barry J. Galt is the only current participant. The Retirement Plan was established to provide supplemental retirement benefits for those employees who are designated by the Board of Directors as members and who complete the required period of employment with the Company. Benefits under the Retirement Plan constitute unfunded, unsecured obligations of the Company. The Retirement Plan provides a benefit for the surviving spouse of a participant who dies before retirement with a vested benefit.

     Subject to specified vesting requirements, a participant is entitled to receive when his or her employment is terminated or at his or her normal retirement date, whichever is later, a pension equal to the applicable percentage of average monthly compensation less 50% of his social security benefit. Compensation covered by the Retirement Plan includes base salary only. Mr. Galt is fully vested under the Retirement Plan.

     For Mr. Galt, the applicable percentage is 50% and his average monthly base compensation (which does not include bonuses) is determined based on his last three consecutive calendar years of employment with the Company. Based on Mr. Galt's current annual salary, the estimated annual benefit for Mr. Galt, assuming retirement at age 65, is $277,734 with such payment continuing to the survivor for life upon the death of either Mr. Galt or his spouse.

ENSTAR NATURAL GAS COMPANY RETIREMENT PLAN

     Richard F. Barnes is the only Named Officer eligible to participate in the ENSTAR Natural Gas Company Retirement Plan (the "ENSTAR Retirement Plan").

     The salaried employees of ENSTAR Natural Gas Company, a division of the Company, are eligible to participate in the ENSTAR Retirement Plan. Under the non-contributory plan, a participant who retires at or after the age of 65 with four years of plan participation is eligible for a monthly retirement benefit equal to 2% of a participant's average monthly compensation multiplied by his or her years of benefit service not to exceed ten full years, added to an amount equal to 1% of the participant's average monthly compensation multiplied by his or her benefit service exceeding ten full years. Benefits under the ENSTAR Retirement Plan are not subject to reduction because of Social Security benefits but are reduced by benefits payable under another defined benefit plan to the extent that there is a duplication of benefits for the same period of service.

     The ENSTAR Retirement Plan provides that a participant's benefit will be determined pursuant to the above formula as of the date of termination of employment, but also provides that such benefit will be at least equal to the participant's accrued benefit as of December 31, 1988.

     A participant (or his or her beneficiary) may also be entitled to the foregoing benefit under the ENSTAR Retirement Plan if the participant terminates employment by reason of early retirement (i.e., after the participant has attained the age of 55 and completed five years of vesting service), by reason of total and permanent disability, by reason of death or if the participant terminates employment after the participant has attained a "vested percentage" in his or her ENSTAR Retirement Plan benefit based on his or her years of vesting service under the following schedule:

          YEARS OF                                                           VESTED
          SERVICE                                                          PERCENTAGE
          --------                                                         ----------
        Less than 5........................................................      0%
        5 or more..........................................................    100%

     The following table shows estimated annual benefits payable upon normal retirement at age 65 based on certain salary assumptions and years of service.

                              PENSION PLAN TABLE*

                                                                 YEARS OF SERVICE
  RANGE OF                                    -------------------------------------------------------
COMPENSATION                                    15          20          25          30          35
- - ------------                                  -------     -------     -------     -------     -------
 $ 50,000.................................... $12,500     $15,000     $17,500     $20,000     $22,500
 $ 75,000.................................... $18,750     $22,500     $26,250     $30,000     $33,750
 $100,000.................................... $25,000     $30,000     $35,000     $40,000     $45,000
 $125,000.................................... $31,250     $37,500     $43,750     $50,000     $56,250
 $150,000.................................... $37,500     $45,000     $52,500     $60,000     $67,500

- - ---------------

* For purposes of determining the benefits shown above, plan compensation for all years of service has been limited to $150,000 in accordance with the limits on qualified plan compensation under Section 401(a)(17) of the Code, without regard to any future adjustments for changes in the cost of living, and benefits accrued prior to January 1, 1994 with respect to plan compensation in excess of $150,000 have been disregarded.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels and participation until normal retirement at age 65, with respect to Mr. Barnes under the provisions of the ENSTAR Retirement Plan:

                                      ESTIMATED
                                       CREDITED
                        CURRENT         YEARS           CURRENT                                    ESTIMATED
                        CREDITED      OF SERVICE      COMPENSATION     CURRENT COMPENSATION         ANNUAL
                        YEARS OF          AT           COVERED BY       ADJUSTED FOR PLAN       BENEFIT PAYABLE
                        SERVICE         AGE 65            PLAN         COMPENSATION LIMITS      UPON RETIREMENT
                        --------     ------------     ------------     --------------------     ---------------
Richard F. Barnes          21             36            $249,500             $150,000              $ 60,700*

- - ---------------

* This benefit assumes the current limitation on plan compensation, $150,000, will remain at $150,000 (with no inflationary adjustments). Mr. Barnes' service from 1967 through 1980 has been recognized under this plan and another retirement plan. Accordingly, his benefit under the ENSTAR Retirement Plan formula has been reduced by $7,896 per year, which is his accrued benefit under the other plan.